Exhibit 99.1

Mitesco Inc, (MITI) Updates on its New Clinic Operations, “The Good Clinic™”

MINNEAPOLIS, August 10, 2020 – Mitesco, Inc. (OTCQB: MITI) today announced the brand of its new innovative primary care clinic operation, The Good Clinic™. The Good Clinic is expected to open in Minneapolis, Minnesota during the 4th Quarter of 2020. The new, future-focused health care practice is committed to delivering primary care and wellness support with a unique balance of expertise and empathy through both in clinic and  virtual care appointments. The Good Clinic is designed to meet the changing health care needs and expectations of consumers. The Good Clinic will deliver a relationship-driven practice that integrates technology to enhance access to experienced care providers practicing at the top of their licensure, skills, and expertise.

“We believe real health and wellbeing requires a new model—one that shifts the focus from sick-care to well-care and from episodic treatment to an ongoing healthy partnership,” said Michael Howe, CEO of the business unit, The Good Clinic. “Getting good care should be easy when and where it is needed—it’s the only way to build and maintain long-term health and wellness. Just treating a person is not enough; Our experienced clinicians are choosing to join The Good Clinic because they want to partner with clients to help them achieve a better life.”

Howe is joined on the leadership team by Kevin Lee Smith DNP, Becki Hafner-Fogarty MD, and James (Woody) Woodburn MD. This executive team brings a proven track record of success in implementing healthcare delivery innovations, including bringing the operations of Minute Clinic nationally prior to its acquisition by CVS in 2006. Howe and the executive team are developing The Good Clinic’s delivery model in a manner they believe will facilitate rapid scale through standardized proven business processes and clinical quality controls.

“As the demand for health care increases and accessibility decreases, we identified a market need for a new and innovative health care model,” said Larry Diamond, CEO and board member, Mitesco, Inc. “Marketplace research and analysis supports our belief that health care must shift from sick-care, prevention, and treatment to a sustainable partnership that moves each person towards a healthier and happier life. The Good Clinic will be the innovative, future-forward bridge to a healthy partnership.”

Donald Capital, LLC (“Donald”) supports Mitesco’s previously announced $15 million Series A Perpetual Preferred Offering, which pays 10% interest and is expected to be registered under an S-1 registration statement filing in Q3 2020 at $25.00 per share.

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Our Operations and Subsidiaries: MyCare, LLC, and Acelerar Healthcare Holdings, LTD.

The Good Clinic, LLC is a wholly-owned subsidiary of Mitesco N.A. LLC, the holding company for North American operations. The Good Clinic is building out a network of clinics using the latest telehealth technology with the nurse practitioner operating as its primary healthcare provider. It will begin in Minneapolis and expand nationwide. Today, 23 states facilitate nurse practitioners practicing to the full scope of their skills and training.  The executive team at The Good Clinic includes several of the key executives who brought Minute Clinic (previously known as Quickmedix) to scale, which was acquired by CVS for $170 million in 2006.

Acelerar Healthcare Holdings, LTD. is the Company’s wholly-owned, Dublin, Ireland based entity for its European operations. There are several targets in Europe under evaluation and management believes cross-border expansion for these new, proven healthcare technology solutions may prove a profitable opportunity.

NOTE: The Company formed this business unit as MyCare, LLC in January 2020, and decided to rename the unit based potential trademark conflicts. It became The Good Clinic in July 2020, and has been registered with the U.S. Trademark office.

The Mission of Mitesco, Inc. formerly known as True Nature Holding, Inc.

We have in development a suite of offerings aimed at enhancing healthcare throughout the supply chain and to end-users. We intend to acquire and implement technologies and services to improve the quality of care, reduce cost, and enhance consumer convenience. We are focused on developing a portfolio of companies that provide healthcare technology solutions and the team is adept at deal structures supportive of long-term organizational value. The holding company structure facilitates profitable growth and enables the acquired business to focus on scale. The MITI portfolio of companies will apply leading-edge solutions that emphasize stakeholder value and leverages distinct sector trends. Mitesco Update: http://internetstockreview.com/mitiupdate/

Statement Under the Private Securities Litigation Reform Act

As contemplated by the provisions of the Safe Harbor section of the Private Securities Litigation Reform Act of 1995, this news release contains forward-looking statements about future, anticipated, or projected plans, performances, and developments, as well as other statements relating to future operations. All such forward-looking statements are necessarily only estimating or predictions of future results or events and there can be no assurance that actual results or events will not materially differ from expectations. Further information on potential factors that could affect True Nature Holding, Inc. is included in the Company's filings with the Securities and Exchange Commission. We expressly disclaim any intent or obligation to update any forward-looking statements.

Contact: by email at: investors@mitescoinc.com, or by phone at: 1-844-383-8689.